SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549


                            FORM 8-K


                       CURRENT REPORT


               Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


           Date of Report (Date of earliest event reported)
                             April 17, 1997



                       OHSL FINANCIAL CORP.

       (Exact name of Registrant as specified in its Charter)


Delaware                      0-20886            31-1362390
(State or other jurisdiction (Commission         (IRS Employer
of incorporation)             File No.)      Identification Number)


5889 Bridgetown Road, Cincinnati, Ohio               45348-3199
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code: (513) 574-3322


                                 N/A
(Former name or former address, if changed since last report)

Item 5.  Other Events

On April 17, 1997, the Registrant issued a press release reporting earnings for the three months ended March 31, 1997.

Item 7.  Financial Statements and Exhibits

(a)  Exhibits

99.1  Press release, dated April 17, 1997.

                           SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      OHSL FINANCIAL CORP.



Date: April 18, 1997         By:/s/ Kenneth L. Hanauer
                                      Kenneth L. Hanauer
                                      President and Chief
                                      Executive Officer

                        EXHIBIT 99.1

Headline: OHSL FINANCIAL ANNOUNCES FIRST QUARTER EARNINGS OF 16%
          --------------------------------------------------------

Text:

Cincinnati, Ohio, April 17, 1997 - OHSL Financial Corp. (NASDAQ:
OHSL), the parent company of Oak Hills Savings and Loan Company, F.A., today announced earnings for the three months ended March 31, 1997. Net income for the first quarter of 1997 totaled $525,000, an increase of $73,000 or 16.1% over the same period in 1996. Net interest income for the three months ended March 31, 1997 totaled $1,814,000, an increase of $136,000 or 8.1% over the net interest income for the same period in 1996.

Earnings per share for the three months ended March 31, 1997 totaled $0.42, an increase of $0.06 or 16.7% over the earnings per share of $0.36 reported for the same period in 1996.

Kenneth L. Hanauer, President and Chief Executive Officer of OHSL Financial commented, "The first quarter of 1997 has produced very sound financial numbers. Our efforts to generate revenue growth are now producing tangible results. The resolution of deposit insurance premium question in late 1996 is now reflected in much lower insurance premium assessments. In addition, OHSL continues to increase in size, with assets totaling $230 million at March 31, 1997 compared to $205 million one year ago," stated Hanauer.

OHSL's subsidiary, Oak Hills Savings and Loan Company, F.A., offers traditional community bank type services to its individual and business customers through its five offices located in western Hamilton County, Ohio, as well as mutual fund and annuity product through its subsidiary CFSC, Inc.

Contact: Kenneth L. Hanauer, CEO or Patrick J. Condren, CFO of OHSL Financial Corp. At (513) 574-3322.